SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12



                              IES INDUSTRIES INC.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
- -------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
- -------------------------------------------------------------------------------
(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
- -------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:
- -------------------------------------------------------------------------------
(5)      Total fee paid:
- -------------------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $453,367
- -------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY and JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ALL ON FORM S-4 FILE NO. 333-07931
- -------------------------------------------------------------------------------

(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
- -------------------------------------------------------------------------------

(4)      Date Filed:
         JANUARY 18, 1996 and JULY 11, 1996
- -------------------------------------------------------------------------------

For Release:  August 16, 1996

CONTACT:  Diane Ramsey (Media)                        Denny Vass (Financial)
                  (319) 398-7288                      (319) 398-4475



                  IES INDUSTRIES BOARD APPROVES REVISED MERGER

                AGREEMENT WITH WPL HOLDINGS AND INTERSTATE POWER

               --Rejects MidAmerican's Hostile Takeover Proposal;
                       Calls Unsolicited Bid "Inferior"--


CEDAR RAPIDS, IOWA -- IES Industries Inc. (NYSE:IES) announced today that its Board of Directors unanimously approved revised terms of a merger agreement with WPL Holdings, Inc. (NYSE:WPH) of Madison, Wisconsin, and Interstate Power Company (NYSE:IPW) of Dubuque, Iowa, to form a new regional powerhouse, Interstate Energy Corporation. Under the terms of the revised agreement, which was also unanimously approved by the directors present at the Board meetings of WPLH and IPC, each share of IES common stock will be converted into 1.14 shares of Interstate Energy common stock. Based on the closing price of WPLH common stock on August 15, 1996, each share of IES common stock is valued at $36.20 per share, under the new terms. In addition, based on WPLH's current dividend rate, it is anticipated that, under the new terms, IES shareholders will receive an initial annual cash dividend of at least $2.25 for each share of IES common stock now held.

                  Under the former agreement, each IES common share was to be converted into 1.01 shares of Interstate Energy common stock.

                  Under the revised agreement, each share of IPC common stock will be exchanged for 1.11 shares of Interstate Energy common stock and owners of WPL Holdings common stock will retain the same number of shares of common stock they currently own, and those shares will be converted into Interstate Energy common stock.

                  The IES Board also unanimously rejected the hostile takeover proposal from MidAmerican Energy Company of Des Moines, Iowa, concluding that it is inferior to the terms of the revised Interstate Energy merger agreement and is not in the best interests of IES shareholders. The Board also viewed with concern the impact of the proposed MidAmerican transaction on customers, employees and the communities IES has served for more than 100 years. In addition, the Board received an opinion from its financial advisor, Morgan Stanley & Company, that the revised exchange ratio is fair to the shareholders of IES common stock from a financial point of view.

                  Lee Liu, IES Chairman of the Board, President & Chief Executive Officer, said: "Under the revised agreement, the Interstate Energy transaction provides enhanced value to IES shareholders, giving them an even larger stake in a regional utility with excellent growth potential. By contrast, analysis of the MidAmerican proposal makes clear that, contrary to their public statements, the value of the MidAmerican proposal is substantially less than they represent. The Board's analysis considered, among other things, the recent trading history of MidAmerican stock; the fact that for most IES shareholders the exercise of the cash option would entail adverse tax consequences; the fact that even with the most rapid regulatory approval process for the MidAmerican transaction -- a scenario we believe unlikely -- the MidAmerican transaction could take significantly longer to complete than the Interstate Energy transaction; MidAmerican's ability to sustain its dividend, given its high payout ratio and the significant additional indebtedness it would incur under its proposal; and the fact that the MidAmerican transaction contemplates significant sales of assets to finance the transaction.

                  "By MidAmerican's own admission, its expected cost savings of $500 million over ten years are significantly below the $749 million in cost savings we anticipate over the same period under the Interstate Energy merger. Given that, and the $400 million in goodwill amortization that would reduce reported earnings, we must question how MidAmerican could possibly afford the ambitious promises it is making to customers and shareholders. Clearly, the financial burden stemming from the acquisition premium and the goodwill amortization will have to be borne by ratepaying customers and shareholders.

                  "Finally, given the greater overlap of service territories between MidAmerican and IES, a MidAmerican takeover of IES would result in the loss of more Iowa jobs and, in our view, significant economic hardship for Cedar Rapids. In the case of Interstate Energy, it will have 60% of its assets and a commensurate number of its total employees in Iowa. We believe these issues will not go unnoticed by Iowa regulators and public officials."

                  Mr. Liu noted that IES shareholders will own a significant share -- more than 44% -- of a powerful regional company -- well-positioned to provide customers with competitively-priced electricity and to do it in a way that will enable the new company to generate enhanced value to IES' shareholders over the long term, as well. "The ability to market electricity from our efficient, low-cost power plants to attractive, higher-growth areas in neighboring states and the financial resources to pursue these opportunities, will catapult

Interstate   Energy  into  new  markets.   Altogether,   the  Interstate  Energy
combination  offers  strategic   advantages  far  superior  to  the  MidAmerican
alternative," he said.

                  "Under the Interstate Energy combination, there will be four major business units in three locations. Both the Energy Delivery headquarters and the unregulated business unit will be in Cedar Rapids. The Administrative Support business will be in Dubuque. This will significantly increase the business activities in the Iowa cities. The Generation business unit will be in Madison. The Interstate Energy holding company will be in Madison," Liu concluded.

                  IES further said that supplemental proxy material will be sent to its shareholders promptly so that they can vote on the new merger plan at the Annual Meeting, which remains scheduled for Thursday, September 5, starting at 10:00 a.m. in Cedar Rapids.

WPL HOLDINGS, INC. COMPANY NEWS

FYI: THE FOLLOWING NEWS RELEASE IS BEING DISTRIBUTED THIS MORNING TO STATE, REGIONAL AND NATIONAL FINANCIAL AND BUSINESS MEDIA. SHOULD YOU HAVE QUESTIONS REGARDING THIS ANNOUNCEMENT, PLEASE CALL BOB RUSCH, ASSISTANT TREASURER, AT WISCONSIN POWER AND LIGHT AT (608) 252-3470

For more information, contact
WPL Holdings: Pat McMahan @ (608) 252-3186

              WPL HOLDINGS, IES INDUSTRIES AND INTERSTATE POWER CO.
                ANNOUNCE NEW EXCHANGE RATIO FOR IES COMMON STOCK

MADISON, WISCONSIN, AUGUST 16, 1996 -- WPL Holdings, Inc. (NYSE:WPH), IES Industries Inc. (NYSE:IES) and Interstate Power Co. (NYSE:IPW) today announced that they have agreed on a new exchange ratio for IES, given the strategic value of their unprecedented three-way merger to customers, shareowners and employees. If approved, the three utility companies would combine as Interstate Energy Corp.

                  The agreement on a new exchange ratio for IES, which all three boards of directors are recommending that shareowners approve, was announced following a decision by the IES Board of Directors to reject a recent unsolicited offer for IES by MidAmerican Energy Co.

                  Under terms of the agreement, holders of IES Industries common stock will receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES stock they own. Under the previous terms of the merger agreement, holders of IES common stock would have received 1.01 shares of Interstate Energy Corp. common stock for each share of IES stock.

                  Holders of Interstate Power common stock will continue to receive 1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock they own. WPL shares, meanwhile, will remain outstanding as an identical number of shares in Interstate Energy Corp.

                  Erroll B. Davis Jr., president and CEO of WPL Holdings, said all three Interstate Energy partners believe the strategic value of the three-way combination justifies the new exchange ratio.

                  "Unequivocally, the strategic value of our three-way merger for our customers, shareowners and employees is even stronger today than it was when we announced the merger agreement nine months ago," he said. "The new exchange ratio reflects a commitment to the strategic value of this unprecedented three-way alliance."

                  According to Davis, the continuing proliferation of merger agreements in the electric-utility industry only confirms the inevitability of a more competitive energy marketplace.

                  "Utility companies are not looking for strategic partners merely to get bigger," Davis said. "Strategic alliances such as ours are merely a means, not an end, toward developing and marketing the array of energy products and services customers will demand once competition is injected into the electric- utility industry."

                  Davis also cited the benefits to customers and shareowners that are projected to accrue from approximately $749 million in operational savings over 10 years as a result of the three-way merger. Most of the savings will be achieved through greater economies of scale and the elimination of duplicated functions.

                  "As a more cost-effective business, Interstate Energy Corp. will enable us to maintain low energy rates and high-quality customer service for more than 1 million energy customers in a four-state region," Davis said.

                  The annual meetings of shareowners of WPL Holdings, IES and Interstate Power remain scheduled for Thursday, Sept. 6, beginning at 10 a.m., with the WPL Holdings annual meeting to take place at the Dane County Exposition Center in Madison. In the very near future, WPL Holdings shareowners will receive supplemental proxy materials describing the new stock exchange ratio.

                  WPL Holdings, IES Industries and Interstate Power announced the three-way merger agreement on Nov. 11, 1995. If the merger is approved by shareowners and regulatory authorities, Interstate Energy Corp. would serve approximately 870,000 electric and 360,000 natural gas customers in Wisconsin, Iowa, Minnesota and Illinois.

                          INTERSTATE POWER COMPANY NEWS

CONTACT:   Terry Harrmann
           (319) 557-2215

INTERSTATE POWER COMPANY, IES INDUSTRIES AND WPL HOLDINGS ANNOUNCE NEW EXCHANGE RATIO FOR IES COMMON STOCK

DUBUQUE, IOWA, AUGUST 16,1996 -- Interstate Power Company (NYSE:IPW), IES Industries Inc. (NYSE:IES) and WPL Holdings, Inc. (NYSE:WPH), today announced that they have agreed on a new exchange ratio for IES, given the strategic value of their unprecedented three-way merger to customers, shareholders and employees. If approved, the three utility companies would combine as Interstate Energy Corp.

                  All three Boards of Directors, by unanimous vote of the directors present at the meetings, are recommending that the shareholders approve the agreement on the new exchange ratio for IES. This was announced following a decision by the IES Board of Directors to reject a recent unsolicited offer for IES by MidAmerican Energy Co.

                  Under the terms of the agreement, holders of IES Industries common stock will receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES stock they own. Under the previous terms of the merger agreement, holders of IES common stock would have received 1.01 shares of Interstate Energy Corp. common stock for each share of IES stock. Holders of Interstate Power common stock will continue to receive 1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock they own. WPL shares, meanwhile, will remain outstanding as an identical number of shares in Interstate Energy Corp.

                  Wayne H. Stoppelmoor, president and CEO of Interstate Power Company, said, "Because of the unique strategic value of this three-way combination, the directors of Interstate Power Company unanimously supported the new exchange ratio."

                  Stoppelmoor explained, "This strategic three-way combination will ensure our position in a competitive regional market. It will offer our customers the opportunity for better service and continued low rates. For our shareholders it offers growth and increased value."

                  "Growth opportunities for employees and our communities make this strategic regional merger highly desirable. The electric utility world is changing around us and with this unique alliance, we are prepared for the competitive era," Stoppelmoor concluded.

                  The annual meeting of stockholders for Interstate Power Company, WPL Holdings, Inc. and IES Industries remains scheduled for Thursday, September 5, 1996 beginning at 10:00 a.m. Interstate Power's meeting will take place at the Holiday Inn Dubuque Five Flags in Dubuque.

                  In the very near future, Interstate Power Company stockholders will receive supplemental proxy materials describing the new stock exchange ratio.



                                       -2-

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